EXHIBIT 10.21

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this 1st day of January 2000 by and between 5TH AVENUE CHANNEL CORP. (the "Company"), a Florida corporation and MEL ROSEN (the "Employee").

                                   WITNESSETH:

         WHEREAS, subject to the terms and conditions hereinafter set forth, the Company desires to employ the Employee the Company's President and Chief Executive Officer, and the Employee desires to be so employed by the Company.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. RECITALS. The foregoing recitals are true and correct and are incorporated herein by this reference. The Company's Employee Manual (as defined below) is considered part of this Agreement.

         2. EMPLOYMENT. In exchange for the "Compensation" (as hereinafter defined) and subject to the other terms and conditions hereinafter set forth, the Company hereby employs the Employee to render the "Employee Duties" (as described in Section 3 below) as an employee of the Company, and the Employee hereby accepts such employment.

         3. EMPLOYEE DUTIES. For purposes of this Agreement, "Employee Duties" shall mean serving the Company as its President and Chief Executive Officer. In this capacity, Employee will be responsible for such duties and responsibilities that are customary for such a position as well as such other duties and responsibilities assigned to Employee from time to time by the President of the Company.

         4. TERM. This Agreement shall commence on the date hereof and shall continue to be in effect for five (5) years from the date of this Agreement ("Term"), unless terminated prior to the end of the Term in accordance with
Section 7 of this Agreement. At the end of the Term, this Agreement shall be automatically renewed for consecutive additional one-year periods ("Renewal Terms') unless either party provides written notice of non-renewal to the other not less than ninety (90) days prior to the end of the Term or any such renewal term.

         5. LOCATION. The Employee will be required to spend his principal time at the facilities specified by the Company in the Miami area to achieve the Employee Duties. The Company's activities will be first priority for Employee.

         6. COMPENSATION. In exchange for the Employee's performance of the Employee Duties hereunder, the Company hereby agrees to pay the Employee the following compensation (collectively, the "Compensation"):

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                  (a) BASE SALARY. The Company shall pay the Employee a gross annual salary of two hundred and fifty thousand dollars ($250,000) per year (the "Salary") together with an annual bonus to be based upon performance of the Company's business operations. Salary shall be paid by the Company in accordance with the Company's regular payroll practices which at this time are on the 15th and 30th of each month.

                  (b) WITHHOLDING. The Company shall deduct or withhold from all Compensation payable hereunder all amounts required to be deducted or withheld from Compensation pursuant to state or federal law.

                  (c) STOCK OPTIONS. Employee shall be granted options to purchase 240,000 shares of the Company's Common Stock for employment for the year 2000 and 240,000 for the year 2001. (The year 2000 grant was already ratified by the Board of Directors on January 31, 2000). Stock options for the year 2000 shall be granted at the fair market value of the stock as of January 31, 2000 and for the year 2001 at the fair market value of the stock as of January 31, 2001. Such grant of options shall be at no cost to the Employee and shall be otherwise governed by the terms of the Company's Employee Stock Option Plan as modified from time to time. Such options vest ratably each month throughout the years 2000 and 2001, and have an expiration term of five years. In addition, the Company grants to Employee, for each six months of employment commencing January 1, 2000 25,000 options at an exercise price of $10, 25,000 options at an exercise price of $15, and 25,000 options at an exercise price of $20. Such options shall have a three year term and vest ratably over a six month period from date of grant. All options granted to Employee are non-dilutable based on the amount of outstanding shares of the Company's Common Stock as of January 31, 2000. If the Company increases the number of outstanding shares prior to either the exercise of any of the options by the Employee or the sale by the Employee of the exercised shares, such amount of options or shares shall be increased by the percentage increase in the number of outstanding shares of the Company's Common Stock. The 240,000 options for the year 2000 shall be registered in the Company's upcoming S-8 registration.

                  (d) GRANT OF STOCK. In recognition of the Employee's work in 1999, Company agrees to grant thirty thousand (30,000) shares of the Company's Common Stock. Such shares will be registered in the SB-2 registration to be amended prior to going effective with the SEC.

                  (e) OTHER BENEFITS. The monthly premiums for family health are paid by the Company. Company will also provide a $1 million dollar life insurance policy to the beneficiary specified by Employee. Company shall also provide the other insurance that is the same provided to other senior executives of the Company. Dental is available to the Employee at the Employee's expense from a plan the company has negotiated. The company honors 9 holidays. Sick days are allowed at the rate of 1 per month but are not accruable. The Employee is granted three weeks of vacation per year. At the end of the year if Employee has not taken a full three weeks of vacation, at the Employee's option, he may receive the cash equivalent of such time or accrue the time to the following year. Employee shall also receive a Company credit card and Company cellular phone. Employee shall also be entitled to all salary continuation benefits that the Company provides its senior executives, for any partial or total disability that you may suffer.

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                  (f) AUTOMOBILE. For the duration of Employee's Term, Company shall lease for Employee a vehicle of Employee's election, to be paid for directly by the Company. Company shall maintain insurance on the vehicle and register the vehicle in Company's name.

                           (i) EXPENSE REIMBURSEMENT. It is contemplated that,
in connection with his employment hereunder, the Employee may incur business, entertainment and travel expenses. The Company agrees to reimburse the Employee in full for all preapproved reasonable, ordinary and necessary business, entertainment and other related expenses, including travel expenses, incurred or expended by him incident to the performance of his duties hereunder, and incurred or expended in accordance with the Company's policies with respect to such expenses, upon submission by the Employee to the Company of such vouchers or expense statements satisfactorily evidencing such expenses as may be reasonably required by the Company or its accountants. Such reimbursement shall include a mileage charge for the use by the Employee of his personal automobile for business purposes other than for transportation between home and work.

         7. TERMINATION.

                  (a) BY COMPANY - FOR CAUSE. The Company shall have the right to terminate the employment of the Employee for cause immediately upon providing written notice to the Employee. For purposes of this Agreement, "cause" shall mean only the occurrence of any of the following, each of which shall be deemed a breach of this Agreement:

                           (i) Employee's failure (other than as a result of
illness or mental or physical disability), within seven (7) days after written notice from the Company, to cure any material breach of the Employee Duties or the Employee Manual (as defined below) or any of his other obligations under this Agreement;

                           (ii) Employee's habitual and material negligence in
the performance of the Employee Duties, Employee Manual or the Employee's negligence otherwise, which in either event results in a material loss to the Company; In no event shall the results of the Company's operations or any business judgment made in good faith by the Executive constitute an independent basis for termination for cause of the Executive's employment under this agreement.

                           (iii) Employee's commission of any act of corporate
theft, misappropriation of funds, breach of fiduciary duty as an officer of the Company or other willful misconduct, act of dishonesty or intentional harm against or to the Company;

                           (iv) Employee's conviction of or pleading nolo
contendere to any felony;

                           (v) Employee's failure to abide by the Company's
policies or procedures, including, but not limited to the Company's policy against disclosure of "Confidential Information" (as hereinafter defined), sexual harassment and discrimination, use of corporate resources or property for personal gain and other policies described in writing by the Company in the Company's employee manual as modified from time to time ("Employee Manual")

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                           (vi) The Employee's employment under this shall
terminate upon his death. In such event, his estate shall be entitled to receive the Employee's base salary and other benefits to which the Employee is entitled under this agreement up to the effective date of such termination.

                           the event the Company elects to terminate the
Employee's employment hereunder as set forth above, the Company shall give written notice to such effect to the Employee, which notice shall describe in reasonable detail the actions of the Employee constituting cause.

                  (b) SEVERANCE PAY. If this Agreement is terminated by the Company with or without cause then (without limiting any other rights or claims which employee may have in respect of the Company's breach of contract or otherwise), the Employee shall be entitled to receive from the Company the full salary, stock options and other benefits (including family health insurance or reimbursement for the cost of COBRA insurance) described in Par. 6 from the date of such termination through the end of the Term. If the Company elects not to renew this Agreement at the end of the Term or if this Agreement is terminated less than one year from the end of the Term, then Employee shall be entitled to receive from the Company a one year termination bonus of all compensation described in Par. 6. Such severance shall be paid monthly beginning at termination or the non-renewal of this Agreement. If this Agreement is terminated by the Employee without cause, then Employee shall have the right to retain and receive all options, stock grants and other benefits earned through the date of termination, but will not be due any severance pay as described in this paragraph. If this Agreement is terminated by the Employee without cause, then Employee shall have the right to retain and receive all options, stock grants and other benefits earned through the date of termination, but will not be due any severance pay as described in this paragraph.

         8. INDEMNIFICATION.

                  (a) The Company shall defend, indemnify and hold Employee harmless if Employee was or is a party or is threatened to be made a party to any action, claim, suite or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company by reason of the fact that he is or was a director, officer, committee chairman, General Counsel or member, employee, or agent of the Company, including the fact that he was performing requested services of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another business, foreign or domestic, profit or nonprofit corporation, partnership, joint venture or other enterprise. This indemnification shall cover and include expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him in connection with such action, claim, suit or proceeding, regardless of whether such expenses and liabilities are otherwise covered by insurance in favor of Employee.

                  (b) If the Company's indemnity obligations under this Section are not otherwise insured, the Corporation shall be self-insured to the extent necessary to provide such indemnity protection.

                  (c) The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which Employee may be entitled, both as to


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action in his official capacity and as to action in another capacity while holding such office, and shall continue as to Employee and Employee has ceased to be a director, officer, committee chairman, or member, employee, or agent and after Employee ceases serving at the request of the Company as a director, officer, employee or agent of another business, foreign or domestic, profit or nonprofit corporation, partnership, joint venture or other enterprises, and shall inure to the benefit of his heirs and legal representatives.

                  (d) The Company shall procure insurance on Employee in his positions as director, officer, committee chairman, or member, employee, or agent of the Company, or if Employee was serving at the request of the Company as a director, officer, employee or agent of another business, foreign or domestic, profit or nonprofit corporation, partnership, joint venture or other enterprise against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the business corporation law of Florida or professional laws of Florida.

                  (e) To the extent that any portion of this Section is found to be illegal or beyond the permissible limits of indemnification for any reason, such portion shall be deemed to be modified or amended, or if necessary deleted, to the extent required to comply with applicable law, it being the intent of this Section to afford indemnification of Employee to the full extent provided for herein.

         9. DISABILITY.

                  (a) If Employee becomes partially disabled and unable to effectively perform the work or totally disabled, he shall continue to be an employee of the Company and shall be entitled to compensation under this Employment Agreement for a period of twelve (12) months.

                  (b) At the end of the twelve month (12) period following the onset of the disability, the disabled Employee shall cease to be an employee of the Company. If Employee thereafter ceases to be disabled, he may, upon such terms and conditions as may be agreed upon between him and the Company, resume a full or part-time position with the Company.

                  (c) If Employee dies after becoming disabled, his estate shall be entitled to the payments provided for by Section 6 for the length of the Term, which Employee would have received if he had lived.

         10. MISCELLANEOUS.

                  (a) NOTICES. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given only upon hand delivery thereof or upon the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows or to such other address or such other person as any party shall designate, in writing, to the other for such purposes and in the manner hereinabove set forth.

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                  To Company:              5th Avenue Channel, Inc.
                                           3957 N.E. 163rd Street
                                           North Miami Beach, FL 33160

                  To Employee:             Mel Rosen
                                           North Miami, FL

Entire Agreement. This Agreement sets forth all the promises, covenants, agreements, conditions and understandings between the parties hereto with respect to the subject matter contained herein, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions with respect to said subject matter, expressed or implied, oral or written, except as herein contained.

                  (b) AMENDMENT. The parties hereby irrevocably agree that no attempted amendment ' modification, termination, discharge or change (collectively, "Amendment") of this Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such Amendment.

                  (c) NO WAIVER. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such

                    [PAGE 6 OF THE ORIGINAL DOC. IS MISSING]!

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

EMPLOYEE:                                            5TH AVENUE CHANNEL CORP.


------------------------------                       By:
Mel Rosen                                               ------------------------
                                                        Mel Rosen
                                                        Chairman of the Board

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